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                                                                    Exhibit 10.2

                    Amendment dated as of February 21, 2001,
               to the Harrah's Entertainment, Inc. ("the Company")
                Executive Deferred Compensation Plan (the "Plan")


         Pursuant to approval granted by the Human Resources Committee of the Company's Board of Directors on February 21, 2001, Section 10.3 of the Plan is amended to add the following provision at the end of that Section:

         "Notwithstanding the above, the Company acting by the EDCP Committee or its designates may authorize a Participant or Beneficiary to transfer part or all of any Account balance under this Plan to the Company's Executive Supplemental Savings Plan. Such transfer must be specified as a percentage in increments of 1% and a transfer percentage will apply to each deferral year's balance as of the transfer date including being applied to deferred amounts, accrued interest and vested and unvested accrued matching contributions. For the period from the preceding January 1 to the date of the transfer, interest will accrue based on the interest rate applicable or approved for that accrual period (not the interest rate for the previous year). The times and other administrative terms and conditions of any such transfer and the interpretation of this Section 10.3 will be determined by the EDCP Committee or its designates. Upon the transfer by a Participant of any percentage of a Termination Account (for a participant not vested in the Retirement Account), the transfer will only apply to the Termination Account and an equal percentage of the Retirement Account (including the applicable percentages of deferred amounts, accrued interest and vested and unvested accrued matching contributions for each deferral year) will be eliminated and will be deemed null and void under this Plan and all rights thereto will be waived. Upon any transfer of any part or all of any Account to the Executive Supplemental Savings Plan, the Participant or Beneficiary will have no further rights under this Plan as to the amounts transferred including no further rights under this Plan to vesting, death benefits or any other rights to the Retirement Account or Termination Account under this Plan regarding such transferred amount. Amounts not transferred will continue to be governed by this Plan."


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         IN WITNESS WHEREOF, this amendment has been executed as of the 21st day of February, 2001.

                                       Harrah's Entertainment, Inc.


                                       By:/s/ ELAINE LO
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                                          Elaine Lo, Vice President
                                          Compensation and Benefits


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